COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS NEW YORK TAX EXEMPT INTERMEDIATE BOND FUND
AND THE LEHMAN BROTHERS 10-YEAR MUNICIPAL BOND INDEX


 EXHIBIT A:

                                  DREYFUS NEW YORK
             LEHMAN BROTHERS         TAX EXEMPT
 PERIOD     10-YEAR MUNICIPAL       INTERMEDIATE
               BOND INDEX *           BOND FUND

 5/31/89                 10,000               10,000
 5/31/90                 10,736               10,619
 5/31/91                 11,852               11,588
 5/31/92                 12,954               12,715
 5/31/93                 14,549               14,142
 5/31/94                 15,048               14,582
 5/31/95                 16,400               15,608
 5/31/96                 17,176               16,157
 5/31/97                 18,579               17,308
 5/31/98                 20,303               18,736
 5/31/99                 21,239               19,439


*Source: Lehman Brothers